EXHIBIT 99.1

Remark Holdings Announces First Quarter Fiscal 2023 Financial Results

LAS VEGAS, NV - May 22, 2023 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital video analytics, today announced its financial results for its first quarter fiscal 2023 ended March 31, 2023. For complete details of the consolidated financial statements and accompanying management’s discussion and analysis, please see Remark’s filings with the SEC (www.sec.gov).
Management Commentary
“In Q1 2023, we continue to expand our Remark AI footprint into the U.S. and Europe. The demand for our AI platform is unprecedented as companies and governments need a solution to help them drive effectiveness and save on costs,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “With China reopening itself for business, we have positioned ourselves to handle the growth from both sides of the pacific. Looking forward, we are confident about our continued growth with existing customers and look forward to our rapid expansion into Latin American and the Middle East this quarter and beyond. The foundation that we have put in place over the past nine years has allowed us to quickly expand into new territories and verticals. Finally, to fully unleash the power of our AI platform, we will launch our SaaS platform with a major cloud provider.”
First Quarter 2023 Business Highlights
•Remark AI successfully completed a trial of its Smart Safety Platform (“SSP”) with the city of Edinburgh, Scotland, which utilized the SSP to manage occupancy and traffic during the Hogmanay Festivities, which attract more than 30,000 visitors to the city during a 48-hour period each year. The SSP collected video data in real-time and shared that data with Edinburgh's public safety team via web browser and mobile application.

•Remark AI announced a partnership with AAEON, a leader in AI-based edge computing. The partnership allows for the creation and deployment of a complete vision system that detects, identifies, tracks, and characterizes objects, people, vehicles, and behaviors at scale and speed while providing actionable insights.

•The company released version 3.0 of its innovative and extensible video analytics solution, the Smart Safety Platform. The latest release added features that include weapons, smoke, and fire detection with actionable intelligence.

•The company deployed its Smart Campus solutions to an additional 23 educational campuses in China, bringing total installations to more than 650 campuses and helping protect more than 1.3 million students. Additional deployments during Q1 contributed approximately $0.3 million revenue.

•Remark AI spent Q1 providing to its existing construction project clients a major software upgrade which added critical functionality, and now expects clients to refocus on the continued completions of the second 60-site project during the second quarter.

•The company restarted its Smart Community project with China Mobile. Despite the ongoing negative effects resulting COVID-19 infections in China and the resulting lockdowns and restrictions, most of which were only lifted at the end of 2022, the company was able to complete installations in 100 communities, earning $0.4 million revenue.

Fiscal Year 2022 Financial Results
•Revenue for the first quarter of fiscal year 2023 totaled $0.8 million, reflecting an 82% decrease from $4.7 million during the same quarter in 2022.

◦The decrease in revenue resulted because the company’s business in China was adversely impacted by the lingering effects of China’s Zero-COVID policy that was only lifted at the end of 2022. High rates of COVID-19 infection continued into the first quarter of 2023, and business and economic recovery efforts have been slow and methodical, which prevented as many project completions as had been planned or as had been completed in the same period of the prior year. The company expects project completions in China to begin to accelerate late in the second quarter and into the third quarter of 2023 as its customers begin to restart projects put on hold during Zero-COVID period and initiate new projects that had been on the drawing board when the strict preventative measures were ongoing in 2022.

•Gross profit remained essentially unchanged at approximately $0.4 million, as the cost of revenue primarily decreased 89% commensurate with the decrease revenue.

•The company incurred an operating loss of $3.0 million in the first quarter 2023, a 27% improvement from the operating loss of $4.2 million in the same period of 2022. The improvement is mainly the result of a $0.7 million decrease in certain expenses related to Remark’s development of its business, as well as a decrease of $0.3 in stock compensation expense. Also, the company received a refundable tax credit of approximately $0.5 million from the government of the United Kingdom resulting from the company’s research and development activities in its jurisdiction during the 2022 tax year. The credit was recorded as a decrease in technology and development expense.

•Net loss totaled $8.2 million, or $0.63 per basic and diluted share in the first quarter ended March 31, 2023, compared to a net loss of $25.4 million, or $2.42 per basic and diluted share in the same quarter of 2022. In addition to the impact of the items affecting operating loss, net loss decreased primarily because the first quarter of 2022 included a $19.0 million loss on marketable securities that was not repeated in 2023. The decrease in loss on marketable securities, plus a roughly $0.6 million decrease in interest expense, was partially offset by an increase in finance cost of $3.6 million.

•On March 14, 2023, the company entered into a debenture purchase agreement with Ionic Ventures, LLC pursuant to which the company authorized the issuance of two convertible subordinated debentures in the aggregate principal amount of $2.8 million for an aggregate purchase price of $2.5 million. The first of the convertible debentures was issued during the first quarter of 2023, and the company received $1.5 million pursuant to such debenture. Remark also received a total advance of $1.0 million during January 2023 pursuant to its equity line of credit with Ionic Ventures. The convertible debentures the company has issued, plus the advance pursuant to the equity line of credit, gave rise to obligations to issue the company’s common stock and the increase in finance cost.

•Also on March 14, 2023, Remark entered into a new notes payable with its existing lender which will result in the company repaying an aggregate of $16.3 million by October 31, 2023.

•At March 31, 2023, the company’s cash balance totaled $0.4 million, compared to a cash balance of $0.1 million at December 31, 2022. Net cash used in operating activities was $2.1 million.

Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.
The live conference may be accessed via telephone or online webcast.
Date: Monday, May 22, 2023
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-Free Number: 844.826.3033
International Number: 412.317.5185
Conference ID: 10178864
Online Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1614686&tp_key=c833470662
Participants are advised to log in for the live webcast 10 minutes prior to the scheduled start time.
A replay of the call will be available after 7:30 p.m. Eastern time on the same day through May 26, 2023.
Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 10178864
About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) the industry leader in AI-powered analytics computer vision and smart agent solutions, delivers an integrated suite of AI tools that help organizations understand their customer demographics and behavior while monitoring, understanding and acting on potential security threats in real time. Remark consists of an international team of sector-experienced professionals that have created award winning video analytics. The company’s GDPR-compliant and CCPA-compliant solutions focus on sectors including government agencies, hospitality, public safety, retail and transportation. The company's headquarters are in Las Vegas, Nevada, USA, with operational offices in New York and international offices in London, England. For more information, please visit the company's home page at www.remarkholdings.com.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment, and regulations. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in the future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views concerning future events, are based on assumptions, and are subject to risks and uncertainties. Given such uncertainties, you should not rely on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.
Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626-623-2000
(+65) 8715-8007

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Cash	$364	$52
Trade accounts receivable, net	2,719	3,091
Inventory, net	309	308
Deferred cost of revenue	7,485	7,463
Prepaid expense and other current assets	1,275	1,374
Total current assets	12,152	12,288
Property and equipment, net	1,660	1,699
Operating lease assets	135	180
Other long-term assets	226	269
Total assets	$14,173	$14,436
Liabilities
Accounts payable	$9,751	$9,602
Advances from related parties	1,077	1,174
Obligations to issue common stock	4,984	1,892
Accrued expense and other current liabilities	7,139	7,222
Contract liability	481	308
Notes payable	16,488	14,607
Total current liabilities	39,920	34,805
Operating lease liabilities, long-term	30	56
Total liabilities	39,950	34,861

Commitments and contingencies

Stockholders’ Deficit
Preferred stock, 0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, 0.001 par value; 175,000,000 shares authorized; 13,633,992 and 11,539,564 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	14	12
Additional paid-in-capital	372,071	368,945
Accumulated other comprehensive loss	(1,177)	(859)
Accumulated deficit	(396,685)	(388,523)
Total stockholders’ deficit	(25,777)	(20,425)
Total liabilities and stockholders’ deficit	$14,173	$14,436

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue, including amounts from China Business Partner	$826	$4,667
Cost and expense
Cost of revenue (excluding depreciation and amortization)	455	4,270
Sales and marketing	366	148
Technology and development	169	455
General and administrative	2,833	3,939
Depreciation and amortization	46	41
Total cost and expense	3,869	8,853
Operating loss	(3,043)	(4,186)
Other income (expense)
Interest expense	(1,544)	(2,186)
Finance cost related to obligations to issue common stock	(3,576)	—
Loss on investment	—	(19,056)
Other gain (loss), net	1	(1)
Total other expense, net	(5,119)	(21,243)
Loss before income taxes	(8,162)	(25,429)
Provision for income taxes	—	—
Net loss	$(8,162)	$(25,429)
Other comprehensive income
Foreign currency translation adjustments	(318)	2
Comprehensive loss	$(8,480)	$(25,427)

Weighted-average shares outstanding, basic and diluted	13,004,071	10,515,777

Net income (loss) per share, basic and diluted	$(0.63)	$(2.42)